UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2018

Gladstone Investment Corporation

(Exact name of registrant as specified in its charter)

Delaware	814-00704	83-0423116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1521 Westbranch Drive, Suite 100, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 287-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

Gladstone Investment Corporation (the “Company”) confirmed that effective August 31, 2018, pursuant to the Certificate of Designation of the 6.75% Series B Cumulative Term Preferred Stock and the Certificate of Designation of the 6.50% Series C Cumulative Term Preferred Stock, it voluntarily redeemed all outstanding shares of its 6.75% Series B Cumulative Term Preferred Stock, $0.001 par value per share (the “Series B Term Preferred Stock”) and its 6.50% Series C Cumulative Term Preferred Stock, $0.001 par value per share (the “Series C Term Preferred Stock”), at a redemption price of $25.00 per share, which represents the liquidation preference per share, and with such redemption price payment having been made after the payment of the August dividend to the Series B Term Preferred Stock and Series C Term Preferred Stock holders of record on August 21, 2018 representing an aggregate redemption price of approximately $81.7 million.

The Company previously announced its intention to redeem the Series B Term Preferred Stock and Series C Term Preferred Stock contingent upon the Company’s successful completion of a public offering of its 6.375% Series E Cumulative Term Preferred Stock due 2025, par value $0.001 per share (the “Series E Term Preferred Stock”) at a public offering price of $25.00 per share, which was completed on August 22, 2018. Net proceeds from the Series E Term Preferred Stock offering totaled approximately $72.1 million, after payment of underwriting discounts, commissions and estimated offering expenses, and, combined with borrowings under the Company’s Fifth Amended and Restated Credit Agreement with KeyBank National Association, as amended, was sufficient to redeem all outstanding shares of Series B Term Preferred Stock and Series C Term Preferred Stock on the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Investment Corporation

(Registrant)

August 31, 2018	By:	/s/ Julia Ryan

Julia Ryan
Chief Financial Officer and Treasurer